AFFILIATE AGREEMENT


By registering as a Trade Affiliate, you agree to all terms, conditions, rules and policies of ArtRx.com and submitting your online registration application signifies your agreement to be bound by the terms and conditions of THIS AGREEMENT as well as the TERMS OF USE. THIS AGREEMENT is entered into by and between ARTRX.COM, ("Provider") a division of Nicklebys.com, Inc., a Colorado Corporation located at 12441 West 49th Avenue, Suite One, Wheat Ridge, CO 80033 and the party submitting a Trade Affilaite registration("Affiliate") on the ArtRx.com web site. Such Agreement is in and for consideration of the covenants as set forth herein where the parties agree as follows:

1. Services. Once Affiliate registration application has been approved and Contract accepted, ArtRx.com shall provide Affiliate with an account on the ArtRx.com network which will allow Affiliate to access the ArtRx.com web site on the terms set forth herein, as may be amended from time to time by ArtRx.com. Affiliate's account includes access to the ArtRx.com web site, and may include, as defined in Affiliate's Contract, a branded Internet showroom on the ArtRx.com web site, the ability to post photos and/or information in their showroom or specific Affiliate area , capability to conduct e-commerce sales and/or interactive auctions, access to Trade Only sections of the ArtRx.com web site and other items specified in Affiliate's Contract. ArtRx.com makes no guarantee of Affiliate's connectivity.

2. Operation And Security. ArtRx.com is responsible for the operation of the ArtRx.com web site ("Site"). All financial and private information will be transmitted using our secure server process with Secure Sockets Layer (SSL), an advanced encryption technology to provide the safest means available for transferring your personal information. This information will not be publicly accessible. Both Affiliate and ArtRx.com agree to keep all Buyer private information secure and safe both online and at physical site.

3. Terms and Billing. ArtRx.com will enable Affiliate's account upon the date of ArtRx.com's and Affiliate's signed acceptance of Agreement and Contract ("Acceptance Date"). All services are for full term as specified in the Contract by the Fee Schedule, with no prorating of any kind (except as adjusted for the "Billing Day"). Affiliate shall promptly notify ArtRx.com in writing or by E-mail of any changes in Affiliate's Account Information, such as changes of address, telephone number and the like. Affiliate agrees to pay all charges specified in Affiliate's Contract.

4. Payment. Affiliate shall pay all fees, including the Monthly Service Fee, Setup Fee, and any other fees, as set forth in ArtRx.com's current Affiliate Contract. All published fees are subject to change without notice. Contracted fees will not change during the term of the contract.

a. Method of Payment. All services are prepaid. ArtRx.com reserves the right to collect the last month's non-refundable payment in advance and may collect or recollect such at any time. Wherein approved, automatic payment method is used (credit card or electronic payment and the like), ArtRx.com shall automatically debit payments by Affiliate using the original payment method specified or until modified by Affiliate. When the billing method is by "Invoice", ArtRx.com shall use E-mail, postal or both. Invoices are sent at time of order and the terms are due Net 10 days from date of invoice.



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b.   Default.  There  is a  $25.00 service charge for each return  check (draft)
and an additional $40.00 charge for each item charged back to ArtRx.com. Affiliate must notify ArtRx.com at least fourteen (14) working days prior to the next payment is due if Affiliate wishes to change the method of payment. Accounts that are delinquent for 45 days or more shall have their files purged and such delinquent accounts shall bear interest at the rate of one and one-half (1_%) per month and any and all costs of collection including reasonable attorney's fees shall be chargeable for the collection of such default fee.

c. Accounting Cycle. Affiliate's accounting cycle begins on the Acceptance Date unless adjusted, this day of the month becomes the "Billing Day". Except when specified by a monthly or quarterly account, all accounts are billed yearly on or about their Billing Day.

5. Amendments. ArtRx.com reserves the right to change the terms and conditions of this Agreement and/or any collateral agreement referenced herein, including the Acceptable Use Policy and the Fee Schedule, by notifying Affiliate on the ArtRx.com's Website or by E-mail at least thirty (30) days in advance of the effective date of the change. Use by Affiliate after the effective date of change constitutes acceptance of the new terms and conditions.

6. Offensive or Illegal Materials. Affiliate agrees to represent, warrant and covenant that they shall not upload, post or transmit to or distribute or otherwise publish through ArtRx.com's Site any materials which restrict or inhibit any other User from using and enjoying ArtRx.com's Site; are unlawful, threatening, abusive, libelous, defamatory, obscene, vulgar, offensive, pornographic, profane, sexually explicit or indecent; constitute or encourage conduct that would constitute a criminal offense, give rise to civil liability or otherwise violate law; violate, plagiarize or infringe the rights of third parties including, without limitation, copyright, trademark, patent, rights of privacy or publicity or any other proprietary right, contain a virus or other harmful component; or constitute or contain false or misleading indications of origin or statements of fact. Affiliate agrees that ArtRx.com has the right, but not the obligation, to monitor all material on the Site at any time for any reason in its sole discretion to determine compliance with the Terms of Use and any other operating rules that ArtRx.com may establish from time to time. Notwithstanding this right, ArtRx.com does not and cannot review all materials posted by Users (including Affiliates), and ArtRx.com is not responsible for any such materials posted. ArtRx.com reserves the right at all times to edit, disclose, refuse to post, request removal of or remove any material or information as may be necessary to comply with any law, regulation or government or agency request or if, in ArtRx.com's sole discretion, such materials are objectionable or in violation of the Terms of Use.

7. Acceptable Use Policy. Affiliate agrees to be bound by the provisions of ArtRx.com's Terms of Use and Privacy Policies, which are incorporated by reference and is more fully set forth herein, under those documents denominated Terms & Conditions and Privacy Policy, part and parcel to this Agreement.

8. Sales Of Merchandise Or Services Through Artrx.Com. Affiliate agrees to abide by all ArtRx.com policies regarding sales and customer service. Fees, commissions and/or surcharges due to ArtRx.com from transactions are detailed in



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the Fee  Schedule  and  Contract.  Affiliate  agrees  to abide by all  covenants regarding Affiliate in the Obligations of Buyers section of the Terms & Conditions.

a. Payments: Affiliates agree to accept most of the following payment methods: Visa and MasterCard credit and debit cards, American Express credit cards, personal and certified checks drawn on U.S. banks, money orders and wire transfers and must specify on the site any that are not accepted. All payments must be in U.S. dollars. If Buyer is paying online by credit card, ArtRx.com will provide the credit card information to Affiliate for processing. If Buyer is using any other method of payment, Buyer and Affiliate must make such payment arrangements immediately. If payment is by either check, money order or wire transfer, Affiliate must provide Buyer with a final invoice, including any shipping and handling charges and the address to which payment should be mailed or the bank number to which payment should be wired. Buyers must promptly send irrevocable checks or wires in U.S. dollars for the Total Purchase Price. Affiliate is responsible for processing all payments received from Buyer and any fees that may be associated with such processing.

b. Taxes: Affiliate is responsible for determining, collecting, remitting and reporting any sales or use taxes VAT, GST or other applicable transactional tax arising from any transaction occurring through the ArtRx.com site. ArtRx.com is not obligated to determine whether taxes apply and is not responsible to collect, remit or report any sales or use taxes arising from any transaction. It is the Affiliate's and the Buyer's responsibility to determine whether sales, use, VAT, TVA or other taxes apply to the transactions and to collect, report and remit the correct tax to the appropriate tax authority.

c.  Shipping:
Affiliates agree to conform to the ArtRx.com policies for applying payment and shipping. Once an Offer or Order has been accepted, credit cards should be debited and the item(s) shipped within 72 hours. If paid by check, the item should be shipped 10 days after receipt of payment. If paid by money order or wire transfer, the item(s) should be shipped within 72 hours of receipt of payment.

d. Fees, Duties And Insurance: The Buyer is responsible for paying for the cost of shipping and handling the Item and this amount must be included in the Total Purchase Price. The Affiliate will be responsible for selecting the shipper, ensuring it is packed properly and paying the appropriate insurance for shipping the Item for all risks of loss or physical damage. Buyer may also elect to pay to insure the Item during shipping.

e. Title; Risk of Loss: When the Affiliate delivers the Item to the shipper for shipment to the Buyer, title to the Item and risk of loss will pass to the Buyer. If the Buyer collects the Item from the Affiliate in person, title to the Item and risk of loss will pass to the Buyer upon delivery. ArtRx.com has no responsibility for Title and no Risk of Loss.

f. Import/Export Restrictions: Certain Items may require cultural and customs permits for export from the country in which they are located and/or import to the Buyer's country, and may also be subject to a right of pre-emption or compulsory purchase by the country from which they are to be exported. Affiliate has the responsibility to ensure that the item is properly and lawfully exported



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from the  country in which it is  located.  Property  imported  into the Buyer's country is the responsibility of the Buyer. Artrx.com makes no representation or warranty and accepts no liability whatsoever to the affiliate, the buyer or any third party in respect of the availability or issuance of valid import and export permits or the existence or exercise of pre-emption rights to purchase by governmental or regulatory authorities anywhere.

g. Guarantee: Unless explicitly stated in the item description, all goods sold on ArtRx.com are unconditionally guaranteed and carry a 14-day money back guarantee. Affiliate agrees to conform to this guarantee policy as well as all policies stated in the ArtRx.com Refund Policy.

h.   Refunds or Incomplete Sales:

1. REFUND PROCEDURES FOR RETURNS WITHIN FOURTEEN DAYS OF RECEIPT. Within fourteen days of receipt of the Item by the Buyer, Affiliate will provide a refund of the Total Purchase Price, minus initial shipping costs and customs costs or other costs associated with the import or export, to any Buyer for any reason assuming no damage to the Item from the time of delivery provided that Buyer complies with the following:

a) Buyer contacted the Affiliate, by either email or phone, within fourteen days of receipt of the Item, to initiate the return process.

b)   Prior to returning the Item, Buyer  obtained a Return Authorization  Number
(RA) from Affiliate.

c) All Items were returned to the Affiliate in the same condition as they were received. via the same carrier that was used when the item was shipped to the Buyer. All returns must be shipped prepaid and insured and Buyer is responsible for these and all other costs associated with the return of an Item.

2.   REFUNDS FOR FAILURE TO SHIP.   Affiliate will provide a refund of the Total
Purchase Price in the event the item cannot be shipped to the Buyer.

3. REFUND OF ARTRX.COM COMMISSION FEES DUE TO REFUND TO BUYER. Commission fees payable to ArtRx.com will be cancelled and/or refunded to the Affiliate's Account within 14 days after receipt of proof of refund to Buyer is delivered to ArtRx.com via fax or email.

i. Non-Completion of Sale Due to Fraud or Non-Payment. ArtRx.com is not liable for any sales that have not been completed. All potential Buyers have agreed to the Obligations of Buyer section of the Terms & Conditions and ArtRx.com or Affiliate may chose to pursue mediation, arbitration or other legal action against Buyer. Both ArtRx.com and Affiliate agree to cooperate in any such action. Affiliate should notify ArtRx.com immediately upon notice that fraud has occurred or in a situation of non-payment. Commission fees payable to ArtRx.com will be cancelled and/or refunded to the Affiliate's Account within 14 days after receipt of statement of non-payment is delivered to ArtRx.com via fax or email.



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9.   Customer Service.  All inquiries by customers are to be responded to within
72 hours and preferably within 24 hours. If the answer is not yet available a status response should be given to the customer.

10. Customer Information And Database. All Users who register as an ArtRx.com member at Affiliate's site or showroom will be exclusive to that Affiliate and to ArtRx.com and their names and/or information will not be sold or rented to any other 3rd parties. Affiliate agrees to abide by the ArtRx.com Privacy Policy in regards to any User of the ArtRx.com site, including those that register or buy on Affiliate's site or showroom. ArtRX.com is the primary owner of the information collected on this site. When a User registers to become an ArtRX.com member at an Affiliate's site or showroom, that Affiliate will be the secondary owner of the information. Affiliate agrees not share User's personal information with others in ways different from what is disclosed in the Privacy Policy.

11.  Representations By Affiliates.

a. Representation of Right to Sell. All Items offered on the Site are sold subject to the specific representations and warranties provided by the Affiliate to ArtRx.com. The Affiliate has made the following representations and warranties to ArtRx.com upon the posting of any Item for sale on the site: the Affiliate has the exclusive right to sell the Item; that good title and right to possession to the Item will pass to the Buyer free of all liens, claims and encumbrances of others, including, but not limited to, claims of governments or governmental agencies; that the Affiliate has no reason to believe that the Item is not authentic or is counterfeit; and that, if applicable, the Item has been lawfully imported into the jurisdiction in which it is currently located, and has been lawfully and permanently exported as required by the laws of any country (including any laws or regulations applicable in the European Union) in which it was located previously, and that required declarations upon the export and import of the Item have been properly made and any duties and taxes on the export and import of the Item have been paid. ArtRx.com is not responsible for representations made by Affiliates, but, at its discretion, will attempt to assist and mediate towards a satisfactory resolution should any dispute occur.

b. Representation of Description, Condition and Authenticity. Affiliates are solely responsible for descriptions, statements of condition, certification of authenticity, title, estimates, and all other matters relating to the offer and sale of the Item. ArtRx.com is not responsible for any errors or omissions with respect to the above points. Other than as set forth in this Agreement pursuant to the Affiliate's representations and the Authenticity Guarantee,and the ArtRx 14 day Return Guarantee in point C5., all property on the Site is sold with no other guarantees, warranties or representations, expressed or implied, to any Buyer with respect to the property, including without limitation its merchantability, fitness for a particular purpose, quality, rarity, importance, provenance, exhibitions, literature or historical relevance of the property or otherwise, including whether the Buyer acquires any reproduction rights or other intellectual property rights in the property. No statement anywhere, whether oral or written, shall be deemed such a guarantee, warranty or representation.

c. Certification of Authenticity. As part of the authentication representation set forth above, and subject to the limitations set forth elsewhere in this Agreement, the Affiliate guarantees that each Item offered by



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the  Affiliate  is not a  counterfeit  (as  defined  below)  and the  creator or originator of the Item, or the date on which or period during which the Item was created, the culture or source of origin with which the item is identified, or the medium and support as set forth in the description of the Item provided by the Affiliate are true and accurate to the best of the Affiliate's knowledge (the "Certification of Authenticity "). Affiliate may not modify or disclaim this warranty in the descriptions the Affiliate provides for a Item or in any oral statement or document the Affiliate makes or provides to Buyers. If the description provided by the Affiliate does not include a statement with regard to attribution, date, period, medium and support or culture or source of origin of an Item, then no guarantee is made with regard to such attributes. Also, any and all qualifiers, including but not limited to "attributed to," "style of", "manner of" or "circle of," contained in the Item description or elsewhere should be taken into account by any prospective Buyer and will be taken into account in connection with evaluating any return claim in connection with the Certification of Authenticity. As used herein, a "counterfeit" means an
intentional   deception   created  since  1875  as  to  any  of  the  following:
attribution, date, period, medium and support and culture or source of origin of a Item, which materially affected the value of the Item compared to that reflected in the Offer or Order Price at time of payment. No Item shall be considered a counterfeit by reason only of any damage and/or restoration and/or modification work of any kind.

The Certification of Authenticity does not apply to: the actual authorship of any paintings, drawings or sculpture created prior to 1875, unless the Item is determined to be a counterfeit; attribution that was in accordance with the generally accepted opinion of scholars or specialists on the date the Item was sold; Items for which there has been a change in scholarship since the date of sale of the Item; Items for which the only means of establishing that such Item was counterfeit at the time of sale was by a method or process that was not generally accepted for use until after the date of sale or was unreasonably expensive or impractical or was likely to cause damage or loss of value to the Item; any description which identifies a conflict of specialist opinion on the authorship or other character of the Item; anything other than the actual work of art including frames, mounting and bases.

12. Content Responsibility. End user understands that it will not use the Site in ways to violate laws, infringe the rights of others, interfere with the users, services, or equipment of the network. ArtRx.com shall also have the right for any reason, in its sole discretion, to terminate, change, suspend or discontinue any aspect of the Site, including but not limited to Content, features, or hours of availability. ArtRx.com may also impose limits on certain features and services or restrict your access to parts or the entire Site without notice or liability. ArtRx.com is not responsible for typographical or photography errors that may appear in the ArtRx.com web site. ArtRx.com reserves the right, in its sole discretion, to correct any errors or omissions in any portion of the Site.

13. Copyright; Restrictions: Affiliate provides the right to ArtRx.com to use their name, logo and other materials Affiliate has posted on the Artrx.com site throughout the ARtRx.com site and in collateral materials used to promote both ArtRx.com and the Affiliate. If the Affiliate materials that are to be used, other than within the ArtRx.com site, include third party items, Affiliate will be contacted via email or fax to confirm that they have the appropriate rights to use the materials in the proposed manner. Affiliate holds all responsibility



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and will indemnify ArtRx.com and its associates from any claims or legal actions arising from usage of any materials supplied by Affiliate.

Contents of this website are the exclusive property of ArtRx.com, and/or its Affiliates (copyright 2001) and may not be used without prior written consent of ArtRx.com, Inc. and/or its Affiliate(s). ArtRx.com owns, controls, licenses or has the right to use and provide the Site and all material on the Site, including without limitation text, images, articles, photographs, illustrations, audio and video clips, (collectively the "Content"). The Content on the Site is protected by U.S. copyright laws, international conventions and other copyright laws. All software used on the Site is the property of ArtRx.com or its software suppliers and is protected by U.S. copyright laws, international conventions and other copyright laws. The Site is protected by copyright as a collective work and/or compilation, pursuant to U.S. copyright laws, international conventions, and other copyright laws. ArtRx.com is the owner of the copyright of the entire Site. ArtRx.com owns a copyright in the selection, coordination, arrangement and enhancement of the Site. You agree to abide by any and all copyright notices, information or restrictions displayed on the Site.

14.  Termination.  This Agreement may be terminated by the Affiliate upon thirty
(30) days' notice in writing or E-mail from Affiliate to ArtRx.com if ArtRx.com has not fulfilled its contractual obligations and has not corrected the stated issue to meet the contracted parameters within 10 days after written notification to ARtRx.com from Affiliate. ArtRx.com may terminate this Agreement at any time without notice upon violation by the Affiliate of any of the terms and conditions contained herein, to and including violation of the Acceptable Use Policy by Affiliate. ArtRx.com, at its discretion, may instead allow the Affiliate to correct the violation. Upon termination by either party, there shall be no refund of any fees or charges as provided for herein.

15. Warranties. ArtRx.com makes no warranties of any kind, whether express or implied, for its Setup or Services. ArtRx.com specifically disclaims any implied warranties or merchantability or fitness for any particular purpose. ArtRx.com will not be responsible for any losses or damages resulting from delays, non-deliveries, mis-deliveries, service interruption, "down time", or Affiliate's errors or omissions. ArtRx.com shall have no responsibility for failure to provide Services resulting from the acts or omissions of any third parties. ArtRx.com is not responsible for purchases not being processed or not being accepted due to technical difficulties. ArtRx.com will not be responsible for consequential damages, including, but not limited to, ArtRx.com's failure to provide Services in accordance with this Agreement.

16. Disclaimer. In no event will ArtRx.com or its network services suppliers be liable for any damages, including but not limited to loss of data, loss of revenue, loss of profits, or for any other special, incidental, direct or indirect or consequential damages, arising out of or in connection with the use of or inability to use services or products provided hereunder. It is understood and agreed that ArtRx.com's liability shall be no more than Fifty Dollars & No/100 ($50.00) as liquidated damages, such liability to be ultimately determined as provided for under the Dispute Resolution provision contained herein. Such liquidated damage shall constitute full and final payment of any damages resulting from the acts of ArtRx.com, as agents, employees and assigns.

17. Indemnification. You and any and all successors, assigns or affiliates, shall indemnify, defend and hold harmless Nicklebys.com, ArtRx.com, and all its



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officers,  directors,  owners, agents,  employees, and affiliates (collectively, the  "Indemnified  Parties")  from  and  against  any and all  losses,  damages, liabilities, and claims and all fees, costs, expenses, of any kind related thereto (including, without limitation, reasonable attorneys' fees) incurred by the Indemnified Parties in connection with any claim arising out of, based upon or resulting from your use of the Site including, without limitation, liability for the payment of any transaction taxes or liability relating to the breach or
alleged   breach   of   any  of   your   agreements,   covenants,   obligations,
representations or warranties in this agreement. ArtRx.com reserves the right, at its own expense, to assume the exclusive defense and control of any matter otherwise subject to indemnification by you and you shall not in any event settle any matter without the written consent of ArtRx.com

18. Dispute Resolution And General Provisions: This agreement, including the arbitration provisions below, shall be governed by and construed and enforced in accordance with the laws of the State of Colorado of the law. You agree to submit to the exclusive jurisdiction of the state courts of and the federal courts sitting in the State of the Colorado. All disputes arising hereunder, ArtRx.com and Affiliate, between ArtRx.com and any other party or entity, shall be resolved exclusively through arbitration. Any dispute, claim, or controversy ("Dispute") arising out of or relating to this agreement or the interpretation or breach thereof that is not resolved by the parties hereto shall, at the written request of either party made at any time 30 days after the requesting party has given written notice to the other party of the existence of a Dispute, be referred to arbitration. Such arbitration shall be conducted in the Denver, Colorado, metropolitan area, and shall be conducted under the laws of the State of Colorado, as such arbitration may be conducted under the Rules of the
American Arbitration Association or a similarly acceptable arbitration association, or arbiter as agreed upon by the parties, to the extent such rules are not inconsistent with this paragraph. The demand for arbitration (the "Demand") shall not be made after the date when institution of legal or equitable proceedings based on such Dispute would be barred by the applicable statute of limitations. Each party shall appoint an arbitrator within 14 days after the making of the Demand. The place of arbitration shall be Denver, Colorado, metropolitan area. All time limits for conducting such arbitration shall be truncated so that a decision is rendered within 45 days after the completion of the arbitration panel. The decision of the arbitrators shall be final and binding on you and ArtRx.com. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof or such court may be asked judicially to confirm the award and order its enforcement, as the case may be. For purposes of the immediately preceding sentence, ArtRx.com and the Affiliate irrevocably submit to the jurisdiction of any court of competent jurisdiction located in the City of Denver, Colorado, metropolitan area and waive any and all objections to the jurisdiction of any such court that it may have under the laws of the State of Colorado or the United States. Should any party file a judicial or administrative action asserting claims arising out of this Agreement that are otherwise subject to arbitration as provided for herein, the prevailing party which successfully stays such judicial action shall be paid all costs and attorney fees and expenses incurred in seeking such stay or dismissal or compelling arbitration as provided for herein.

19. Survival. Upon the termination of this Agreement those provisions relating to "Indemnification", "Limitation of Liability", "Limitation of Damages" and "Warranty Disclaimer" shall survive.



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20.  Force Majeure. If the performance of any obligation hereunder is interfered with by reason of any circumstances beyond ArtRx.com's reasonable control, including but not limited to acts of God, labor strikes, power surges or failures, act or omissions of any third party, they shall be excused from such
performance  to  the  extent  necessary,   provided  that  ArtRx.com  shall  use
reasonable efforts to remove such causes of non-performance.

21. Severability. This Agreement supercedes any other written or oral agreement and represents a complete understanding between ArtRx.com and Affiliate. If any provision of this Agreement is held to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect. The waiver or failure to exercise any right under this agreement shall not prevent the subsequent enforcement of the remainder of that right and shall not be deemed a waiver of any subsequent right.

22. Assignment. This, and any relevant or applicable documents referenced herein, constitutes the entire agreement between the parties relating to your use of the Site. These terms may not be modified by Affiliate, in writing or otherwise, unless agreed to in a written document signed by ArtRx.com. This agreement shall be binding upon your heirs, executors, beneficiaries, successors and assigns. Affiliate may assign this agreement to another entity or person only with our prior written consent and in our sole discretion. We may assign this agreement to any affiliate of or successor to ArtRx.com, Inc.

Notices with respect to this Agreement shall be sent to ArtRx.com's billing address of record and to Affiliate's place of business unless otherwise specified in writing.




















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